MERCANTILE BANKSHARES CORPORATION

FIRST QUARTER REPORT

1994

FOR THE THREE MONTHS ENDED MARCH 31, 1994



MERCANTILE BANKSHARES CORPORATION



TO OUR SHAREHOLDERS:

Net income for the first quarter of 1994 was $.46 per share, an increase of 2% over the $.45 per share for the comparable period last year. Consolidated net income for the first three months of 1994 increased 4% to $21,221,000 compared to $20,492,000 for 1993.

  At March 31, 1994, total assets were $5,548,279,000, an increase of 4% over the $5,320,860,000 at March 31, 1993 and total stockholders' equity was $664,713,000, an increase of 8% over the comparable amount last year. For more detailed analyses of quarterly results, please see Management's Discussion on page 8.

  Certain key ratios measure earnings and financial strength. The annualized return on average total assets was 1.6% and the annualized return on average equity was 13.0% for the quarter. Average equity as a percentage of average total assets was 12.0%. The allowance for loan losses was 2.6% of total loans at the end of the quarter.



H. Furlong Baldwin
Chairman of the Board

Two Hopkins Plaza/P.O. Box 1477/Baltimore, Maryland 21203/(410)237-5900

___________________________________________________________________________

CONTENTS

Principal Affiliates ............................        2
Consolidated Financial Summary ..................        3
Consolidated Balance Sheets .....................        4
Statement of Consolidated Income ................        5
Statement of Consolidated Cash Flows ............        6
Statement of Changes in Consolidated
Stockholders' Equity ............................        7
Notes to Consolidated Financial Statements ......        7
Management's Discussion and Analysis of
Financial Condition and Results of Operations ...        8
Officers and Directors ..........................       10
Corporate Information ...........................       11

PRINCIPAL
AFFILIATES

1. THE ANNAPOLIS
   BANKING AND
   TRUST CO.

   Robert E. Henel, Jr.,
   President and CEO
   Main Street & Church
   Circle
   Annapolis, Md. 21401
   410/268-3366

2. BALTIMORE
   TRUST CO.

   Robert E. Dickerson,
   President and CEO
   One West Church Street
   Selbyville, De. 19975
   302/436-8236

3. BANK OF SOUTHERN
   MARYLAND

   Wesley E. Hughes, Jr.,
   President and CEO
   304 Charles Street
   LaPlata, Md. 20646
   301/934-1000

4. CALVERT BANK AND
   TRUST CO.

   Harold J. Kahl,
   Chairman, President and CEO
   Calvert Village
   Shopping Center
   P.O. Box 590
   Prince Frederick, Md.
   20678
   410/535-3535

5. THE CHESTERTOWN
   BANK OF
   MARYLAND

   R. Raymond Tarrach,
   President and CEO
   211 High Street
   Chestertown, Md. 21620
   410/778-2400







6. THE CITIZENS
   NATIONAL BANK

   Martin A. Sharpless,
   President and CEO
   Fourth & Main Streets
   Laurel, Md. 20707
   301/725-3100

7. COUNTY BANKING
   & TRUST CO.

   S. Dell Foxx,
   President and CEO
   123 North Street
   P.O. Box 100
   Elkton, Md. 21921
   410/398-2600

8. THE EASTVILLE BANK

   Robert L. Simpson,
   President and CEO
   16485 Lankford Highway
   P.O. Box 7
   Eastville, Va. 23347
   804/678-5187

9. FARMERS &
   MERCHANTS BANK--
   EASTERN SHORE

   H. B. Rew, Jr.,
   President and CEO
   25275 Lankford Highway
   P.O. Box 623
   Onley, Va. 23418
   804/787-4111

10. THE FIDELITY BANK

    C. Joseph Cunningham, III,
    President and CEO
    59 East Main Street
    Frostburg, Md. 21532
    301/689-1111

11. THE FIRST NATIONAL
    BANK OF ST. MARY'S

    John A. Candela,
    President and CEO
    5 East Park Avenue
    P.O. Box 655
    Leonardtown, Md.
    20650
    301/475-8081



12. THE FOREST HILL
    STATE BANK

    Paul E. Peak,
    President and CEO
    130 South Bond Street
    Bel Air, Md. 21014
    410/838-6131

13. FREDERICKTOWN
    BANK & TRUST CO.

    Robert E. Gearinger,
    President and CEO
    30 North Market Street
    Frederick, Md. 21701
    301/662-8231

14. MERCANTILE-SAFE
    DEPOSIT &
    TRUST CO.

    H. Furlong Baldwin,
    Chairman and CEO
    2 Hopkins Plaza
    Baltimore, Md. 21201
    410/237-5900

15. PENINSULA BANK

    Jeffrey F. Turner,
    President and CEO
    11738 Somerset
    Avenue
    P.O. Box 219
    Princess Anne, Md.
    21853
    410/651-2400

16. THE PEOPLES BANK
    OF MARYLAND

    Jeffrey N. Heflebower,
    President and CEO
    205 Market Street
    Denton, Md. 21629
    410/479-2600

17. POTOMAC VALLEY
    BANK

    R. Dennis Homberg,
    President and CEO
    702 Russell Avenue
    Gaithersburg, Md.
    20877
    301/963-7600



18. ST. MICHAELS BANK

    William W. Duncan, Jr.,
    President and CEO
    213 Talbot Street
    P.O. Box 70
    St. Michaels, Md. 21663
    410/745-5091

19. WESTMINSTER BANK
    AND TRUST CO.

    Ferdinand A. Ruppel, Jr.,
    President and CEO
    71 East Main Street
    Westminster, Md. 21157
    410/848-9300
_____________________________

MERCANTILE
MORTGAGE
CORPORATION

Paul W. Parks,
President and CEO
200 East Redwood
Street
Baltimore, Md. 21202
410/347-8940


CONSOLIDATED FINANCIAL SUMMARY

                                                                              For the 3 Months Ended
                                                                                     March 31,
                                                                                                             % Increase
(Dollars in thousands, except per share data)                     1994                    1993                (Decrease)
- - -----------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Net interest income...........................                 $58,841                 $58,273                       1%
Net interest income--taxable equivalent.......                  59,584                  59,140                       1
Provision for loan losses.....................                   1,822                   3,253                     (44)
Net income....................................                  21,221                  20,492                       4
                                                -----------------------------------------------------------------------------
PER COMMON SHARE DATA
Net income....................................                   $ .46                   $ .45                       2%
Dividends paid................................                     .17                     .15                      13
Book value at period end......................                   14.48                   13.37                       8
Market value at period end....................                   18 1/4                  23 1/2                    (22)
Market range:
  High........................................                      21                   23 7/8                    (12)
  Low.........................................                   18 1/4                  20 7/8                    (13)
                                                -----------------------------------------------------------------------------
AVERAGE CONSOLIDATED BALANCE SHEETS
Total loans...................................              $3,545,000              $3,477,500                       2%
Total earning assets..........................               5,219,100               4,988,200                       5
Total assets..................................               5,520,700               5,291,700                       4
Total deposits................................               4,434,600               4,338,200                       2
Stockholders' equity..........................                 662,800                 608,800                       9
                                                -----------------------------------------------------------------------------
RATIOS (Net income annualized)
Return on average assets......................                    1.56%                   1.57%                     (1)%
Return on average equity......................                   12.98                   13.65                      (5)
Average equity to average assets..............                   12.01                   11.50                       4
Net interest rate spread--taxable equivalent..                    3.87                    4.03                      (4)
Effect of noninterest-bearing funds--taxable
equivalent....................................                     .76                     .78                      (3)
Net interest margin on earning assets--taxable
equivalent....................................                    4.63                    4.81                      (4)
Provision for loan losses (annualized) to
period end loans..............................                     .21                     .38                     (45)
Net charge-offs (annualized) to period end
loans.........................................                     .01                     .17                     (94)
Non-performing loans to period end loans......                    1.55                    2.13                     (27)
Allowance for loan losses to period end loans.                    2.57                    2.56
Allowance for loan losses to non-performing
loans.........................................                  166.18                  120.36                      38
Other real estate owned to period end loans
and OREO......................................                     .54                     .58                      (7)
Non-performing assets to period end loans and
OREO..........................................                    2.08                    2.70                     (23)
                                                -----------------------------------------------------------------------------

See notes to consolidated financial statements

                         CONSOLIDATED BALANCE SHEETS

                                                 MARCH 31,     December 31,
(Dollars in thousands, except per share data)         1994             1993
- - ------------------------------------------------------------------------------
ASSETS
Cash and due from banks.................         $ 195,598        $ 161,526
Interest-bearing deposits in other banks               600              600
Investment securities:
  U.S. Treasury and government agencies
  Held-to-maturity--market value of
  $1,190,474 (1994) and $1,700,347
  (1993)................................         1,192,191        1,676,498
  Available-for-sale at fair value......           449,943
  States and political subdivisions
  Held-to-maturity--market value of
  $2,756 (1994) and $3,633 (1993).......             2,668            3,498
  Other investments
  Held-to-maturity--market value of
  $7,656 (1994) and $7,074 (1993).......             5,155            4,422
  Available-for-sale at fair value......             1,115
                                               -----------      -----------
             Total investment securities         1,651,072        1,684,418
                                               -----------      -----------
Federal funds sold......................               750              550
Securities purchased under resale
agreements..............................                 6
Loans...................................         3,567,203        3,577,420
Less: allowance for loan losses.........           (91,600)         (89,827)
                                               -----------      -----------
             Loans, net.................         3,475,603        3,487,593
                                               -----------      -----------
Bank premises and equipment, less
  accumulated depreciation of
  $64,040 (1994) and $59,937 (1993).....            68,048           67,940
Other real estate owned.................            19,402           21,163
Excess cost over equity in affiliated
banks, net..............................            19,710           19,993
Other assets............................           117,490          110,225
                                               -----------      -----------
             Total assets...............        $5,548,279       $5,554,008
                                               -----------      -----------
                                               -----------      -----------
LIABILITIES
Deposits:
  Noninterest-bearing deposits..........         $ 858,422        $ 914,773
  Interest-bearing deposits.............         3,634,684        3,609,191
                                               -----------      -----------
              Total deposits............         4,493,106        4,523,964
Short-term borrowings...................           299,646          292,096
Accrued expenses and other liabilities..            58,679           50,702
Long-term debt..........................            32,135           32,350
                                               -----------      -----------
              Total liabilities.........         4,883,566        4,899,112
                                               -----------      -----------
STOCKHOLDERS' EQUITY
Preferred stock, no par value;
 authorized 2,000,000 shares; issued and
 outstanding--None
Common stock, $2 par value; authorized
  67,000,000 shares;
  issued 45,908,886 shares in 1994 and
  45,997,159 shares in 1993.............            91,818           91,994
Capital surplus.........................            27,329           29,230
Retained earnings.......................           547,067          533,672
Unrealized gains (losses) on securities.            (1,501)
                                               -----------      -----------
              Total stockholders' equity           664,713          654,896
                                               -----------      -----------
     Total liabilities and stockholders'
     equity.............................        $5,548,279       $5,554,008
                                               -----------      -----------
                                               -----------      -----------
[FN]
See notes to consolidated financial statements

                     STATEMENT OF CONSOLIDATED INCOME

                                                   For the 3 Months Ended
                                                           March 31,
(Dollars in thousands, except per share data)         1994             1993
- - ------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans..............           $68,712          $70,321
                                               -----------      -----------
Interest and dividends on investment
securities:
  Taxable interest income...............            21,411           21,367
  Tax-exempt interest income............                46               92
  Dividends.............................                51               66
  Other investment income...............                 5                7
                                               -----------      -----------
                                                    21,513           21,532
                                               -----------      -----------
Other interest income...................                41              158
                                               -----------      -----------
              Total interest income.....            90,266           92,011
                                               -----------      -----------
INTEREST EXPENSE
Interest on deposits....................            28,444           31,518
Interest on short-term borrowings.......             2,445            1,927
Interest on long-term debt..............               536              293
                                               -----------      -----------
             Total interest expense.....            31,425           33,738
                                               -----------      -----------
NET INTEREST INCOME.....................            58,841           58,273
Provision for loan losses...............             1,822            3,253
                                               -----------      -----------
NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES............................             57,019           55,020
                                               -----------      -----------
NONINTEREST INCOME
Trust division services.................            10,512            9,954
Rental income...........................             2,165            1,852
Service charges on deposit accounts.....             3,564            3,708
Other fees..............................             4,318            3,662
Investment securities gains and (losses)                49              (82)
Other income............................             3,706              472
                                               -----------      -----------
Total noninterest income................            24,314           19,566
                                               -----------      -----------
NONINTEREST EXPENSES
Salaries................................            19,971           19,147
Employee benefits.......................             6,083            5,276
Net occupancy expense of bank premises..             4,360            3,782
Furniture and equipment expenses........             3,301            2,890
Communications and supplies.............             2,205            2,247
FDIC insurance premium expense..........             2,615            2,556
Other expenses..........................             7,922            5,487
                                               -----------      -----------
              Total noninterest expenses            46,457           41,385
                                               -----------      -----------
Income before income taxes..............            34,876           33,201
Applicable income taxes.................            13,655           12,709
                                               -----------      -----------
NET INCOME..............................           $21,221          $20,492
                                               -----------      -----------
                                               -----------      -----------
NET INCOME PER SHARE OF COMMON STOCK(2).              $.46             $.45
                                               -----------      -----------
                                               -----------      -----------

[FN]
See notes to consolidated financial statements

                  STATEMENT OF CONSOLIDATED CASH FLOWS

                                                   For the 3 Months Ended
Increase (decrease) in cash and cash equivalents            March 31,
(Dollars in thousands)                                1994             1993
- - -------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Interest and fees on loans..............          $ 68,747         $ 70,106
Interest and dividends on investment
securities..............................            21,270           20,885
Other interest income...................                38              234
Noninterest income......................            24,275           19,367
Interest paid...........................           (32,975)         (35,638)
Noninterest expenses paid...............           (52,531)         (39,098)
Income taxes paid.......................              (709)          (2,085)
                                               -----------      -----------
    Net cash provided by operating
    activities..........................            28,115           33,771
                                               -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investment
securities held-to-maturity.............                              2,516
Proceeds from maturities of investment
securities held-to-maturity.............            88,097           75,229
Proceeds from sales of investment
securities available-for-sale...........            91,094
Purchase of investment securities held-
to-maturity.............................           (58,152)         (50,632)
Purchase of investment securities
available-for-sale......................           (90,098)
Net (increase) decrease in customer
loans...................................            10,464          (28,856)
Capital expenditures....................            (1,816)          (1,463)
                                               -----------      -----------
    Net cash provided by (used in)
    investing activities................            39,589           (3,206)
                                               -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in noninterest-bearing
deposits................................           (56,351)        (103,940)
Net increase in NOW and savings accounts             2,407           12,063
Net increase (decrease) in certificates
of deposit..............................            23,086          (41,729)
Net increase (decrease) in short-term
borrowings..............................             7,550          (26,125)
Repayment of long-term debt.............              (215)            (213)
Proceeds from issuance of shares........             1,216            1,300
Repurchase of common shares.............            (3,293)
Dividends paid..........................            (7,826)          (6,874)
                                               -----------      -----------
    Net cash used in financing
    activities..........................           (33,426)        (165,518)
                                               -----------      -----------
Net increase (decrease) in cash and cash
equivalents.............................            34,278         (134,953)
Cash and cash equivalents at beginning
of period...............................           162,676          334,716
                                               -----------      -----------
Cash and cash equivalents at end of
period..................................          $196,954        $ 199,763
                                               -----------      -----------
                                               -----------      -----------



                                                     For the 3 Months Ended
Reconciliation of net income to net cash                    March 31,
provided by operating activities
(Dollars in thousands)                                1994             1993
- - -------------------------------------------------------------------------------
Net income..............................           $21,221          $20,492
                                               -----------      -----------
Adjustments to reconcile net income to
net cash provided by operating
activities:
  Depreciation and amortization.........             1,708            1,656
  Provision for loan losses.............             1,822            3,253
  Write-down of other real estate owned.             1,465               99
  Investment securities (gains) and
  losses................................               (49)              82
  Amortization of excess cost over
  equity in affiliates..................               283              283
  Increase in interest receivable.......              (211)            (786)
  (Increase) decrease in other
  receivables...........................                10             (281)
  (Increase) decrease in other assets...            (7,062)           3,081
  Decrease in interest payable..........            (1,550)          (1,900)
  Decrease in accrued expenses..........            (2,468)          (2,832)
  Increase in taxes payable.............            12,946           10,624
                                               -----------      -----------
             Total adjustments..........             6,894           13,279
                                               -----------      -----------
Net cash provided by operating
activities..............................           $28,115          $33,771
                                               -----------      -----------
                                               -----------      -----------

[FN]
See notes to consolidated financial statements

          STATEMENT OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY


FOR THE THREE MONTHS ENDED MARCH 31, 1994 AND 1993

                                                                                                                   Unrealized
                                                                                                                        Gains
                                                           Common              Capital            Retained        (Losses) on
(Dollars in thousands, except per share data)               Stock              Surplus            Earnings         Securities
- - ---------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1992..................               $61,035             $56,452            $480,641
Net income..................................                                                        20,492
Cash dividends paid:
  Common stock ($.15 per share).............                                                        (6,874)
      Issuance of 13,431 shares for dividend
  reinvestment and stock purchase plan......                    27                 425
     Issuance of 3,963 shares under exercise
  of stock appreciation rights..............                     8                 123
 Issuance of 2,537 shares for employee stock
  purchase dividend reinvestment plan.......                     5                  79
Issuance of 29,831 shares for employee stock
option plan.................................                    60                 573
                                                         ---------           ---------           ---------
BALANCE, MARCH 31, 1993.....................               $61,135             $57,652            $494,259
                                                         ---------           ---------           ---------
                                                         ---------           ---------           ---------
BALANCE, DECEMBER 31, 1993..................               $91,994             $29,230            $533,672
Unrealized gains (losses) on securities at
January 1, 1994.............................                                                                            $1,105
Net income..................................                                                        21,221
Cash dividends paid:
  Common stock ($.17 per share).............                                                        (7,826)
Issuance of 29,851 shares for dividend
reinvestment and stock purchase plan........                    60                 461
Issuance of 5,040 shares for employee stock
purchase dividend reinvestment plan.........                    10                  88
Issuance of 41,836 shares for employee stock
option plan.................................                    84                 513
Purchase of 165,000 shares under stock
repurchase plan.............................                  (330)             (2,963)
Change in unrealized gains (losses) on
securities..................................                                                                            (2,606)
                                                         ---------           ---------           ---------             -------
BALANCE, MARCH 31, 1994.....................              $91,818             $27,329             $547,067             $(1,501)
                                                         ---------           ---------           ---------             -------
                                                         ---------           ---------           ---------             -------










_______________________________________________________________________________

NOTES

1) The statements include the accounts of the Corporation and all of its affiliates, with all significant intercompany transactions eliminated, and in the opinion of management, include all adjustments necessary for a fair presentation of the results for the interim period. All such adjustments are of a normal recurring nature. Effective with the beginning of the 1994 fiscal year, the Corporation adopted the provisions of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. Implementation of this pronouncement did not have a material effect on the financial statements of the Company. In view of the changing conditions in the national economy, the effect of actions taken by regulatory authorities and normal seasonal factors, the results for the interim period are not necessarily indicative of annual performance.

2) Per share amounts are based on the weighted average number of common shares outstanding during the period or 45,986,042 shares for 1994 and 45,817,762 shares for 1993.

3) In September 1993, the Company declared a three-for-two stock split in the form of a stock dividend. Average shares and per share amounts have been adjusted to give effect to the dividend.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net income for the first quarter of 1994 was $.46 per share, an increase of 2% over the $.45 per share for the comparable period last year. Per share amounts are based on the weighted average number of common shares outstanding of 45,986,042 for 1994 and 45,817,762 for 1993.In September 1993, the Company
declared a three-for-two stock split in the form of a stock dividend. Average shares and per share amounts have been adjusted to give effect to the dividend.

  Net interest income for the first three months of 1994 was 1% higher than the amount for the comparable period in 1993 due to an increase of 5% in average earning assets which more than offset a 4% decline in net interest margin. Total noninterest income increased 24% due primarily to a $3,137,000 gain on the sale of an asset which is included in other income. Total noninterest expenses, excluding the provision for loan losses, for the first quarter of 1994 increased 12% over the comparable period in 1993 due largely to a $1,365,000 increase in charges for reserves against the carrying value of other real estate owned which is included in other expenses. The provision for loan losses for the first quarter of 1994 was $1,822,000 compared to $3,253,000 for the first quarter of 1993.

  During the quarter ended March 31, 1994, non-performing assets decreased $11,492,000 to $74,523,000. Non-performing loans, one of the components of non-performing assets, decreased $9,731,000 and other real estate owned, the other component, decreased $1,761,000. Net charge-offs were $49,000 in the first quarter of 1994 and $1,453,000 in the comparable quarter of 1993. The allowance for loan losses was $91,600,000 at March 31, 1994 or 166% of non-performing loans.

  Average total deposits for the first three months were $4,434,600,000, up 2% over the $4,338,200,000 for the comparable period in 1993. Average total loans for the first three months of 1994 were $3,545,000,000 which was 2% higher than in 1993.


ANALYSIS OF INTEREST RATES AND INTEREST DIFFERENTIALS
The following table presents the distribution of the average consolidated balance sheets, interest income/expense and annualized yields earned and rates paid through the first three months of the year.

                                                               1994                                        1993
                                           -----------------------------------------     ----------------------------------------
                                               Average        Income*/       Yield*/        Average        Income*/       Yield*/
(Dollars in thousands)                         Balance         Expense          Rate        Balance         Expense          Rate
- - ---------------------------------------------------------------------------------------------------------------------------------
Earning assets
 Loans:
  Commercial..........................      $1,129,300         $20,245          7.3%     $1,090,600         $20,036          7.5%
  Mortgage and construction...........       1,667,700          33,953          8.3       1,613,100          34,366          8.6
  Consumer............................         748,000          15,211          8.2         773,800          16,708          8.8
                                            ----------        --------                    ----------        --------
    Total loans.......................       3,545,000          69,409          7.9       3,477,500          71,110          8.3
                                            ----------        --------                    ----------        --------
  Federal funds sold..................           2,700              21          3.2           8,200              59          2.9
  Securities purchased under resale
  agreements..........................             400               8          8.1           8,700              82          3.8
  Securities:
    Taxable securities
      U.S. Treasury securities........       1,661,600          21,399          5.2       1,479,000          21,299          5.8
      U.S. Agency and other securities             600              12          8.1           3,300              68          8.4
      Other stocks and bonds..........           5,300              76          5.8           4,900              99          8.2
    Tax-exempt securities
      States and political
      subdivisions....................           2,900              72         10.1           5,700             144         10.2
                                            ----------        --------                    ----------        --------
        Total securities..............       1,670,400          21,559          5.2       1,492,900          21,610          5.9
                                            ----------        --------                    ----------        --------
  Interest-bearing deposits in other
  banks...............................             600              12          8.1             900              17          7.7
                                            ----------        --------                    ----------        --------
        Total earning assets..........       5,219,100          91,009          7.1       4,988,200          92,878          7.5
                                                              --------                                      --------
Cash and due from banks...............         180,000                                      180,800
Bank premises and equipment, net......          68,200                                       65,300
Other assets..........................         144,100                                      146,600
Less: allowance for loan losses.......         (90,700)                                     (89,200)
                                            ----------                                    ----------
        Total assets..................      $5,520,700                                   $5,291,700
                                            ----------                                    ----------
                                            ----------                                    ----------
Interest-bearing liabilities
  Deposits:
    Savings deposits..................      $2,329,300          14,801          2.6      $2,237,500          16,468          3.0
    Time deposits.....................       1,289,000          13,643          4.3       1,350,800          15,050          4.5
                                            ----------        --------                    ----------        --------
        Total interest-bearing
        deposits......................       3,618,300          28,444          3.2       3,588,300          31,518          3.6
  Short-term borrowings...............         336,600           2,445          2.9         279,300           1,927          2.8
  Long-term debt......................          32,200             536          6.8          15,000             293          7.9
                                            ----------        --------                    ----------        --------
        Total interest-bearing funds..      3,987,100          31,425           3.2       3,882,600          33,738          3.5
                                                              --------                                      --------
Noninterest-bearing deposits..........         816,300                                      749,900
Other liabilities and accrued expenses          54,500                                       50,400
                                            ----------                                    ----------
        Total liabilities.............       4,857,900                                    4,682,900
Stockholders' equity..................         662,800                                      608,800
                                            ----------                                    ----------

        Total liabilities and
        stockholders' equity..........      $5,520,700                                   $5,291,700
                                            ----------                                    ----------
                                            ----------                                    ----------
Net interest income...................                         $59,584                                      $59,140
                                                              --------                                      --------
                                                              --------                                      --------
Net interest rate spread..............                                          3.9%                                         4.0%
Effect of noninterest-bearing funds...                                           .7                                           .8
                                                                               ----                                         ----
Net interest margin on earning assets.                                          4.6%                                         4.8%
                                                                               ----                                         ----
                                                                               ----                                         ----
Taxable-equivalent adjustment included
in:
  Loan income.........................                           $ 697                                        $ 789
  Investment securities income........                              46                                           78
                                                              --------                                      --------
        Total.........................                           $ 743                                        $ 867
                                                              --------                                      --------
                                                              --------                                      --------

*Presented on a tax equivalent basis using the statutory federal corporate income tax rate of 35% for 1994 and 34% for 1993.


MERCANTILE BANKSHARES CORPORATION

OFFICERS
H. Furlong Baldwin
  Chairman of the Board and Chief Executive Officer

Douglas W. Dodge
  Vice Chairman of the Board

Edward K. Dunn, Jr.
  President

Kenneth A. Bourne, Jr.
  Executive Vice President and Treasurer

Hugh W. Mohler
  Executive Vice
  President

John A. O'Connor, Jr.
  Senior Vice President and Secretary

Robert W. Johnson
  Senior Vice President

O. James Talbott, II
  Senior Vice President

Brian B. Topping
  Vice President

Jerry F. Graham
  Vice President and
  Controller



DIRECTORS

H. Furlong Baldwin
  Chairman of the Board and Chief Executive Officer of Mercantile Bankshares Corporation and Chairman of the Board and Chief Executive Officer of Mercantile-Safe Deposit & Trust Company

Thomas M. Bancroft, Jr.
  Former Chairman of the Board and Chief Executive Officer of The New York Racing Association

Richard O. Berndt
  Partner in the law firm of Gallagher, Evelius & Jones

James A. Block, M.D.
  President and Chief Executive Officer of Johns Hopkins Health System and The Johns Hopkins Hospital

George L. Bunting, Jr.
  President and Chief Executive Officer of Bunting Management Group



Douglas W. Dodge
  Vice Chairman of the Board of Mercantile Bankshares Corporation and President and Chief Operating Officer of Mercantile-Safe Deposit & Trust Company

Edward K. Dunn, Jr.
  President of Mercantile Bankshares Corporation and a Vice Chairman of the Board of Mercantile-Safe Deposit & Trust Company

B. Larry Jenkins
  Chairman of the Board, President and Chief Executive Officer of Monumental Life Insurance Company and a Senior Vice President of AEGON USA, Inc.

Robert D. Kunisch
  Chairman of the Board, President and Chief Executive Officer of PHH
  Corporation

William J. McCarthy
  Principal of William J. McCarthy, P.C., a Partner in the law firm of Venable, Baetjer and Howard

Morris W. Offit
  Chairman of the Board and Chief Executive Officer of OFFITBANK

Christian H. Poindexter
  Chairman of the Board and Chief Executive Officer of Baltimore Gas & Electric Company

William B. Potter
  Former Chairman of the Board, President and Chief Executive Officer of Preston Corporation

William C. Richardson
  President of The Johns Hopkins University

Bishop L. Robinson
  Secretary of the Department of Public Safety and Correctional Services for the State of Maryland

Donald J. Shepard
  Chairman of the Board, President and Chief Executive Officer of AEGON USA,
  Inc.

Brian B. Topping
  Vice President of Mercantile Bankshares Corporation and a Vice Chairman of the Board of Mercantile-Safe Deposit & Trust Company

Jay M. Wilson
  Former President
  of Steeltin Can
  Corporation

Calman J. Zamoiski, Jr.
  Chairman of the Board of Independent Distributors, Incorporated

CORPORATE INFORMATION

STRUCTURE/STRATEGY
Mercantile Bankshares Corporation is a multi-bank holding company with nineteen affiliate banks and a mortgage banking company. Each member bank operates as a community bank, with its own name, management, Board of Directors and tradition of community service.

While operating as a community bank, with a high degree of local autonomy and community identification, each affiliate is able to offer the more sophisticated services and outstanding financial strength of a major banking organization.

Our policy, across the affiliate system, is to establish ongoing customer relationships founded on service and to focus on those particular services we know how to perform well.

PERSONAL BANKING
The banking affiliates of Mercantile Bankshares Corporation have 143 retail banking offices providing personal banking services. Services include deposit vehicles such as checking accounts, NOW accounts, Money Market Deposit Accounts, Certificates of Deposit and Individual Retirement Accounts. Loans are made to individuals to meet a variety of consumer needs.

CORPORATE BANKING
Each of the Corporation's affiliates pursues a commercial banking program serving local businesses. Specialized corporate banking services are centered at Mercantile-Safe Deposit & Trust Company. Corporate banking services include the making of various types of commercial and real estate loans, accepting deposits, cash management and short-term money market investing.

TRUST AND INVESTMENT
The Trust Division of Mercantile-Safe Deposit & Trust Company provides services to individuals, corporations and non-profit institutions. Services for individuals include investment management, estate settlement, living and testamentary trusts and custody of securities. Employee benefit plans, master and directed trusteeship and corporate financial services are provided to businesses. Endowment trusts are managed for non-profit institutions. The Trust Division is also investment advisor to M.S.D.&T. Funds, Inc., which provides a series of open-ended, no-load mutual funds.

MORTGAGE BANKING
Through offices in Maryland and Delaware, Mercantile Mortgage Corporation generates and services real estate mortgage loans and construction loans, as principal and as agent. Residential and commercial real estate appraisals are offered through an appraisal subsidiary.
_______________________________________________________________________________

STOCK INFORMATION
The common stock of Mercantile Bankshares Corporation is traded over-the-counter in the NASDAQ National Market System under the symbol MRBK.

AUTOMATIC DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN
Mercantile Bankshares Corporation offers its shareholders of common stock a Plan whereby they may automatically invest their cash dividends in Mercantile stock at a price which is 5% less than the market price on the dividend payment date. Plan participants may also make additional cash payments to purchase stock through the Plan at the market price. Mercantile Bankshares Corporation absorbs all fees and transaction costs. Shareholders who wish to enroll in the Plan should contact the Corporation's Transfer Agent.






DIVIDEND DISBURSING AGENT AND
TRANSFER AGENT FOR STOCK
Mercantile-Safe Deposit & Trust Company
Corporate Trust Department
2 Hopkins Plaza, P.O. Box 2258
Baltimore, Maryland 21203
410/237-5211

APPENDIX
Appearing at the top of page 2 of the First Quarter Report to Shareholders next to the heading "PRINCIPAL AFFILIATES", is the outline of a map of the state of Maryland, the eastern shore of Virginia and southern Delaware. Shown in the approximate geographic location of each bank affiliate's headquarters are the numbers 1 through 19 which correspond to the numerical listing of affiliates contained on the same page.